L-3 Communications Announces Cash Tender Offer and Consent Solicitation for the Titan Corporation's 8% Senior Subordinated Notes Due 2011

NEW YORK—(BUSINESS WIRE)—June 30, 2005—L-3 Communications (NYSE: LLL) announced today that it has commenced a cash tender offer for any and all outstanding $200,000,000 aggregate principal amount of the 8% Senior Subordinated Notes due 2011 (the "Notes") of The Titan Corporation (NYSE: TTN) and a consent solicitation to amend the related indenture (the "Indenture"). The tender offer and consent solicitation are subject to the terms and conditions set forth in L-3's Offer to Purchase and Consent Solicitation Statement dated June 30, 2005. The tender offer and consent solicitation will expire at 12:01 a.m., New York City time, on July 29, 2005, unless extended (the "Expiration Date").

Holders tendering their Notes will be required to consent to certain proposed amendments to the Notes and to the Indenture, which will release Titan's subsidiaries from their guarantees of Titan's obligations under the Notes and eliminate substantially all of the restrictive covenants and events of default and other related provisions from the Indenture. The tender offer and consent solicitation are conditioned on (1) the consummation of L-3's acquisition of all of Titan's outstanding shares of common stock and (2) the receipt of consents from the holders of a majority of the aggregate principal amount of Notes outstanding, among other conditions. Holders may not tender their Notes without also delivering consents or deliver consents without also tendering their Notes.

The "Total Consideration" to be paid for each $1,000 principal amount of Notes validly tendered prior to 5:00 p.m., New York City time, on July 14, 2005 (the "Consent Date") will be a price equal to (i) the present value (determined in accordance with standard market practice) on a date promptly following the Expiration Date (the "Payment Date"), of $1,040 per $1,000 principal amount of the Notes (the amount payable on May 15, 2007, the first date on which the Notes are redeemable), and all future interest payments payable up to May 15, 2007, determined on the basis of a yield to May 15, 2007 equal to the sum of (a) the yield on the 3.125% U.S. Treasury Note due May 15, 2007, as calculated by the Dealer Manager and Solicitation Agent in accordance with standard market practice, based on the bid price for such reference security as of 2:00 p.m., New York City time, on the second business day immediately preceding the Expiration Date, as displayed on the Bloomberg Government Pricing Monitor on "Page PX4" or any recognized quotation source selected by the Dealer Manager and Solicitation Agent in their sole discretion, plus (b) 75 basis points, minus (ii) accrued and unpaid interest on such $1,000 principal amount to, but not including, the Payment Date. All holders whose Notes are accepted for purchase will also be paid accrued and unpaid interest to, but not including, the Payment Date.

A consent payment of $30.00 will be paid for each $1,000 in principal amount of the Notes to holders who validly tender their Notes and deliver their consents to the proposed Indenture amendments prior to the Consent Date (the "Consent Payment"). The Consent Payment is included in the Total Consideration. Holders who validly tender their Notes after the Consent Date but prior to the Expiration Date will be eligible to receive only the Tender Offer Consideration, which equals the Total Consideration less the Consent Payment. L-3 may amend, extend or terminate the tender offer and consent solicitation at any time.

Lehman Brothers Inc. is the Dealer Manager and Solicitation Agent for the tender offer and the consent solicitation. The depositary and information agent is Georgeson Shareholder.

Questions or requests for assistance may be directed to Lehman Brothers Inc. (telephone: (212) 528-7581 (collect) or (800) 438-3242 (toll free)). Requests for documentation may be directed to Georgeson Shareholder, the Information Agent (telephone: (212) 440-9800 (call collect for banks and brokers only) and (866) 729-6814 (for all others toll free)).

Headquartered in New York City, L-3 Communications is a leading provider of Intelligence, Surveillance and Reconnaissance (ISR) systems, secure communications systems, aircraft modernization, training and government services and is a merchant supplier of a broad array of high technology products. Its customers include the Department of Defense, Department of Homeland Security, selected U.S. Government intelligence agencies and aerospace prime contractors. To learn more about L-3 Communications, please visit the company's web site at www.L-3Com.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in L-3's Safe Harbor Compliance Statement for Forward-looking Statements included in L-3's recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and L-3 undertakes no obligation to update these forward-looking statements.

This release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell Notes. The tender offer and consent solicitation is made only by the Offer to Purchase and Consent Solicitation Statement dated June 30, 2005. The tender offer and consent solicitation are not being made to Holders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the tender offer and consent solicitation are required to be made by a licensed broker or dealer, they shall be deemed to be made by Lehman Brothers Inc. on behalf of L-3.

Contacts

L-3 Communications
Cynthia Swain, 212-697-1111
or
Financial Dynamics
Investors: Eric Boyriven, Olivia Pirovano
Media: Evan Goetz
212-850-5600